Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
January 24, 2019

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2018 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

SANTA CLARA, Calif. — January 24, 2019 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2018.

Consolidated net income available to common stockholders for the fourth quarter of 2018 was $266.3 million, or $4.96 per diluted common share, compared to $274.8 million, or $5.10 per diluted common share, for the third quarter of 2018 and $117.2 million, or $2.19 per diluted common share, for the fourth quarter of 2017. Consolidated net income available to common stockholders for the year ended December 31, 2018 was $973.8 million, or $18.11 per diluted common share, compared to $490.5 million, or $9.20 per diluted common share, for the comparable 2017 period. The fourth quarter, and full year, 2018 results included $8.5 million and $9.1 million, respectively, in noninterest expense consisting primarily of legal and consulting fees associated with the acquisition of Leerink Holdings LLC, now SVB Leerink Holdings LLC ("SVB Leerink"), which closed on January 4, 2019.

"Our fourth quarter performance represented a strong close to an outstanding year, during which we delivered double digit balance sheet growth, increased revenues by more than 30 percent and nearly doubled net income" said Greg Becker, President and CEO of SVB Financial Group. "Despite broader market volatility and uncertainty, we believe the current health and historical resilience of our clients; our investments in client experience, employee enablement and process transformation; and our continued effective execution of growth initiatives across the business will enable us to deliver strong performance in 2019."

Highlights of our fourth quarter 2018 results (compared to third quarter 2018, unless otherwise noted) included:

•	Average loan balances of $27.5 billion, an increase of $1.2 billion (or 4.4 percent).

•	Period-end loan balances of $28.3 billion, an increase of $0.8 billion (or 3.1 percent).

•	Average fixed income investment securities of $24.5 billion, a decrease of $1.0 billion (or 4.0 percent).

•	Period-end fixed income investment securities of $23.3 billion, a decrease of $1.7 billion (or 6.8 percent).

•	Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $5.5 billion (or 4.3 percent) to $134.1 billion.

•	Period-end total client funds increased $4.6 billion (or 3.5 percent) to $135.3 billion.

•	Net interest income (fully taxable equivalent basis) of $517.4 million, an increase of $21.3 million (or 4.3 percent).

•	Provision for credit losses of $13.6 million, compared to $17.2 million.

•	Net loan charge-offs of $13.9 million, or 20 basis points of average total gross loans (annualized), compared to $20.0 million, or 30 basis points.

•
Net gains on investment securities, of $10.7 million, compared to $32.2 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $1.8 million, compared to $25.6 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Net gains on equity warrant assets of $16.7 million, compared to $34.1 million.

•
Noninterest income of $186.7 million, a decrease of $23.4 million (or 11.1 percent). Non-GAAP core fee income increased $14.3 million (or 10.9 percent) to $146.0 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)

•	Noninterest expense of $307.6 million, a decrease of $1.8 million (or 0.6 percent).

•	Effective tax rate of 28.3 percent compared to 25.8 percent.

•	Repurchase and retirement of 715,207 shares of our common stock totaling $147.1 million.

Fourth Quarter and Full-Year 2018 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended					Year ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Income statement:
Diluted earnings per common share	$4.96	$5.10	$4.42	$3.63	$2.19	$18.11	$9.20
Net income available to common stockholders	266.3	274.8	237.8	195.0	117.2	973.8	490.5
Net interest income	514.5	493.2	466.4	419.9	393.7	1,894.0	1,420.4
Provision for credit losses	13.6	17.2	29.1	28.0	22.2	87.9	92.3
Noninterest income	186.7	210.1	192.7	155.5	152.3	745.0	557.2
Noninterest expense	307.6	309.4	305.7	265.4	264.0	1,188.2	1,010.7
Non-GAAP core fee income (1)	146.0	131.7	123.1	115.0	106.4	515.9	379.0
Non-GAAP noninterest income, net of noncontrolling interests (1)	177.9	203.4	183.2	142.5	144.5	707.0	527.8
Non-GAAP noninterest expense, net of noncontrolling interests (1)	307.4	309.3	305.5	265.4	263.7	1,187.7	1,009.8
Fully taxable equivalent:
Net interest income (2)	$517.4	$496.1	$468.5	$421.2	$395.3	$1,903.2	$1,423.4
Net interest margin	3.69%	3.62%	3.59%	3.38%	3.20%	3.57%	3.05%
Balance sheet:
Average total assets	$57,592.3	$56,465.0	$54,420.6	$52,367.2	$50,799.4	$55,229.1	$48,380.3
Average loans, net of unearned income	27,477.0	26,331.4	24,858.5	23,807.2	22,444.1	25,630.5	21,159.4
Average available-for-sale securities	8,793.7	9,589.9	10,048.4	10,748.5	12,081.0	9,789.2	12,424.1
Average held-to-maturity securities	15,691.1	15,916.7	15,112.2	13,234.3	11,703.0	14,997.8	9,984.6
Average noninterest-bearing demand deposits	40,106.9	40,625.8	39,814.5	37,950.8	36,962.0	39,633.1	35,235.2
Average interest-bearing deposits	8,980.3	8,466.5	8,157.5	8,155.3	7,811.4	8,442.2	7,509.9
Average total deposits	49,087.2	49,092.2	47,972.0	46,106.1	44,773.4	48,075.3	42,745.1
Average short-term borrowings	1,580.0	745.2	121.1	112.1	75.2	643.9	48.5
Average long-term debt	696.3	696.1	695.8	695.6	743.2	695.9	766.9
Period-end total assets	56,928.0	58,139.7	55,867.7	53,500.8	51,214.5	56,928.0	51,214.5
Period-end loans, net of unearned income	28,338.3	27,494.9	25,996.2	24,587.9	23,106.3	28,338.3	23,106.3
Period-end available-for-sale securities	7,790.0	9,087.6	9,593.4	10,080.4	11,120.7	7,790.0	11,120.7
Period-end held-to-maturity securities	15,487.4	15,899.7	15,898.3	14,548.9	12,663.5	15,487.4	12,663.5
Period-end non-marketable and other equity securities	941.1	896.2	852.5	824.9	651.1	941.1	651.1
Period-end noninterest-bearing demand deposits	39,103.4	40,473.8	40,593.3	37,515.4	36,655.5	39,103.4	36,655.5
Period-end interest-bearing deposits	10,225.5	8,122.3	8,294.0	8,421.2	7,598.6	10,225.5	7,598.6
Period-end total deposits	49,328.9	48,596.1	48,887.3	45,936.5	44,254.1	49,328.9	44,254.1
Period-end short-term borrowings	631.4	2,631.3	417.2	1,102.1	1,033.7	631.4	1,033.7
Period-end long-term debt	696.5	696.2	696.0	695.7	695.5	696.5	695.5
Off-balance sheet:
Average client investment funds	$85,038.8	$79,560.8	$71,311.5	$64,377.7	$57,589.1	$75,072.2	$51,525.5
Period-end client investment funds	85,983.8	82,085.0	75,773.7	67,739.2	60,329.7	85,983.8	60,329.7
Total unfunded credit commitments	18,913.0	18,539.5	18,728.4	17,170.8	17,462.5	18,913.0	17,462.5
Earnings ratios:
Return on average assets (annualized) (3)	1.83%	1.93%	1.75%	1.51%	0.92%	1.76%	1.01%
Return on average SVBFG stockholders’ equity (annualized)(4)	20.61	22.46	20.82	18.12	11.09	20.57	12.38
Asset quality ratios:
Allowance for loan losses as a % of total gross loans	0.99%	1.03%	1.10%	1.11%	1.10%	0.99%	1.10%
Allowance for loan losses for performing loans as a % of total gross performing loans	0.86	0.86	0.90	0.93	0.92	0.86	0.92

Gross loan charge-offs as a % of average total gross loans (annualized)	0.28	0.33	0.25	0.18	0.27	0.26	0.31
Net loan charge-offs as a % of average total gross loans (annualized)	0.20	0.30	0.22	0.15	0.23	0.22	0.27
Other ratios:
GAAP operating efficiency ratio (5)	43.87%	44.00%	46.39%	46.13%	48.36%	45.02%	51.11%
Non-GAAP operating efficiency ratio (1)	44.22	44.22	46.88	47.09	48.85	45.50	51.76
Non-GAAP core operating efficiency ratio (1)	45.66	48.58	50.62	48.51	50.96	48.27	54.38
SVBFG CET 1 risk-based capital ratio	13.41	13.28	12.92	12.87	12.78	13.41	12.78
Bank CET 1 risk-based capital ratio	12.41	11.98	11.76	11.90	12.06	12.41	12.06
SVBFG total risk-based capital ratio	14.45	14.34	14.03	13.99	13.96	14.45	13.96
Bank total risk-based capital ratio	13.32	12.91	12.72	12.88	13.04	13.32	13.04
SVBFG tier 1 leverage ratio	9.06	8.99	8.81	8.67	8.34	9.06	8.34
Bank tier 1 leverage ratio	8.10	7.82	7.72	7.69	7.56	8.10	7.56
Period-end loans, net of unearned income, to deposits ratio	57.45	56.58	53.18	53.53	52.21	57.45	52.21
Average loans, net of unearned income, to average deposits ratio	55.98	53.64	51.82	51.64	50.13	53.31	49.50
Book value per common share (6)	$97.29	$92.48	$87.53	$83.43	$79.11	$97.29	$79.11
Other statistics:
Average full-time equivalent ("FTE") employees	2,873	2,778	2,591	2,498	2,433	2,685	2,396
Period-end full-time equivalent ("FTE") employees	2,900	2,836	2,626	2,512	2,438	2,900	2,438

(1)
To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

(2)
Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent for 2018 and 35.0 percent for 2017. The taxable equivalent adjustments were $3.0 million for the quarter ended December 31, 2018, $2.9 million for the quarter ended September 30, 2018, $2.0 million for the quarter ended June 30, 2018, $1.4 million for the quarter ended March 31, 2018 and $1.6 million for the quarter ended December 31, 2017. The taxable equivalent adjustments were $9.2 million and $3.1 million for the years ended December 31, 2018 and December 31, 2017, respectively.

(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly average SVB Financial Group ("SVBFG") stockholders’ equity.

(5)	Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.

(6)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $517.4 million for the fourth quarter of 2018, compared to $496.1 million for the third quarter of 2018. The $21.3 million increase from the third quarter of 2018 to the fourth quarter of 2018, was attributable primarily to the following:

•
An increase in interest income from loans of $26.4 million to $378.8 million for the fourth quarter of 2018. The increase was reflective primarily of the impact of $1.2 billion in average loan growth, higher interest rates compared to the third quarter of 2018, and higher loan fee income. Overall loan yields increased 16 basis points, to 5.47 percent. Gross loan yields, excluding loan interest recoveries and loan fees, increased 15 basis points to 4.96 percent, as compared to 4.81 percent for the third quarter of 2018, reflective primarily of the full-quarter effect of the Federal Funds target rate increase in September 2018 as well as higher LIBOR rates. Benefits from the rate increases on our gross loan yields in the fourth quarter of 2018 continue to be impacted by pricing competition. Loan fee yields increased 1 basis point, or $2.7 million, primarily due to higher fee income from increased levels of loan prepayments in the quarter,

•
An increase of $7.0 million in interest income from short-term investment securities reflective primarily of a $1.1 billion increase in average interest-earning Federal Reserve cash balances and higher market rates,

•
A decrease in interest income from our fixed income investment securities of $3.7 million to $152.0 million for the fourth quarter of 2018. The decrease was reflective of lower average fixed income securities of $1.0 billion offset by higher spreads from the reinvestment of maturing fixed income investment securities at higher-yielding rates throughout 2018. Our overall yield from our fixed income securities portfolio increased 4 basis points to 2.46 percent, primarily attributable to the higher reinvestment rates, and

•
An increase in interest expense of $8.3 million, due to an increase in our average short-term borrowings balance during the fourth quarter of 2018, due primarily to fund loan growth as a result of the timing of loan funding and deposit activities towards the end of the third quarter of 2018, as well as an increase in interest paid on our interest-bearing money market deposits due to market rate adjustments.

Net interest margin, on a fully taxable equivalent basis, was 3.69 percent for the fourth quarter of 2018, compared to 3.62 percent for the third quarter of 2018. Our net interest margin increased primarily as a result of the impact of rising interest rates on gross loans and fixed income investment securities yields, offset by higher short-term borrowings to primarily fund loan growth and increased rates paid on our interest-bearing deposit accounts.

For the fourth quarter of 2018, approximately 92.6 percent, or $25.6 billion, of our average gross loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 67.8 percent are tied to prime-lending rates and 32.2 percent are tied to LIBOR.
Investment Securities

Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents primarily investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio decreased $1.0 billion, or 4.0 percent, to $24.5 billion for the quarter ended December 31, 2018. Our total period-end fixed income investment securities portfolio decreased $1.7 billion, or 6.8 percent, to $23.3 billion at December 31, 2018. The weighted-average duration of our fixed income investment securities portfolio was 3.8 years at December 31, 2018, and 3.9 years at September 30, 2018. Our period-end non-marketable and other equity securities portfolio increased $44.9 million to $941.1 million ($806.1 million net of noncontrolling interests) at December 31, 2018.

Available-for-Sale Securities

Average AFS securities were $8.8 billion for the fourth quarter of 2018 compared to $9.6 billion for the third quarter of 2018. Period-end AFS securities were $7.8 billion at December 31, 2018 compared to $9.1 billion at September 30, 2018. The decreases in average and period-end AFS security balances from the third quarter of 2018 to the fourth quarter of 2018 were due to $0.9 billion in portfolio pay downs and maturities during the fourth quarter of 2018 and the sale of $0.5 billion of AFS securities comprised of U.S. Treasury and agency-backed mortgage securities during the quarter. The weighted-average duration of our AFS securities portfolio was 2.1 years at both December 31, 2018 and September 30, 2018.

Held-to-Maturity Securities

Average HTM securities were $15.7 billion for the fourth quarter of 2018, compared to $15.9 billion for the third quarter of 2018. Period-end HTM securities were $15.5 billion at December 31, 2018 compared to $15.9 billion and September 30, 2018. The decreases in average and period-end HTM security balances from the third quarter of 2018 to the fourth quarter of 2018 were primarily due to $0.4 billion in portfolio pay downs and maturities during the fourth quarter of 2018. The weighted-average duration of our HTM securities portfolio was 4.7 years at December 31, 2018 and 4.9 years at September 30, 2018.

Non-Marketable and Other Equity Securities

Our non-marketable and other equity securities portfolio primarily represents investments in venture capital and private equity funds, our China joint venture bank, debt funds, private and public portfolio companies and investments in qualified affordable housing projects.
Our non-marketable and other equity securities portfolio increased $44.9 million to $941.1 million ($806.1 million net of noncontrolling interests) at December 31, 2018, compared to $896.2 million ($765.3 million net of noncontrolling interests) at September 30, 2018. The increase was primarily attributable to new investments in qualified affordable housing projects. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans

Average loans (net of unearned income) increased by $1.2 billion to $27.5 billion for the fourth quarter of 2018, compared to $26.3 billion for the third quarter of 2018. Period-end loans (net of unearned income) increased by $0.8 billion to $28.3 billion at December 31, 2018, compared to $27.5 billion at September 30, 2018. Average and period-end loan growth came primarily from our private equity/venture capital portfolio as well as from our life science/healthcare and private bank portfolios.

Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million increased by $0.6 billion and totaled $14.5 billion or 50.8 percent of total gross loans at December 31, 2018 and $13.9 billion or 50.3 percent of total gross loans at September 30, 2018. Further details are provided under the section “Loan Concentrations."
Credit Quality

The following table provides a summary of our allowance for loan losses and our allowance for unfunded credit commitments:

	Three months ended			Year ended
(Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Allowance for loan losses, beginning balance	$285,713	$286,709	$249,010	$255,024	$225,366
Provision for loan losses	10,204	19,436	18,666	84,292	85,939
Gross loan charge-offs	(19,697)	(22,205)	(15,233)	(67,917)	(66,682)
Loan recoveries	5,758	2,164	2,383	11,636	8,538
Foreign currency translation adjustments	(1,075)	(391)	198	(2,132)	1,863
Allowance for loan losses, ending balance	$280,903	$285,713	$255,024	$280,903	$255,024
Allowance for unfunded credit commitments, beginning balance	51,808	54,104	48,172	51,770	45,265
Provision for (reduction of) unfunded credit commitments	3,440	(2,262)	3,576	3,578	6,365
Foreign currency translation adjustments	(65)	(34)	22	(165)	140
Allowance for unfunded credit commitments, ending balance (1)	$55,183	$51,808	$51,770	$55,183	$51,770
Ratios and other information:
Provision for loan losses as a percentage of period-end total gross loans (annualized)	0.14%	0.28%	0.32%	0.30%	0.37%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.28	0.33	0.27	0.26	0.31
Net loan charge-offs as a percentage of average total gross loans (annualized)	0.20	0.30	0.23	0.22	0.27
Allowance for loan losses as a percentage of period-end total gross loans	0.99	1.03	1.10	0.99	1.10
Provision for credit losses	$13,644	$17,174	$22,242	$87,870	$92,304
Period-end total gross loans	28,511,312	27,668,829	23,254,153	28,511,312	23,254,153
Average total gross loans	27,646,940	26,497,171	22,583,693	25,790,949	21,287,336
Allowance for loan losses for nonaccrual loans	37,941	49,992	41,793	37,941	41,793
Nonaccrual loans	94,142	115,162	119,259	94,142	119,259

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”
Our allowance for loan losses decreased $4.8 million to $280.9 million due primarily to a decrease in reserves for nonaccrual loans of $12.1 million, offset by a net increase in our performing reserves of $7.2 million. The net increase in our performing reserves consisted primarily of an increase in reserves reflective of $0.8 billion in period-end loan growth. As a percentage of total gross loans, our allowance for loan losses decreased four basis points to 0.99 percent at December 31, 2018, compared to 1.03 percent at September 30, 2018. The four basis point decrease was reflective of the decrease in nonaccrual loans as a percentage of our overall loan portfolio.

Our provision for credit losses was $13.6 million for the fourth quarter of 2018, consisting of the following:

•
A provision for loan losses of $10.2 million, which reflects primarily an increase of $7.2 million in additional reserves for period-end loan growth, $5.0 million in net new specific reserves for nonaccrual loans and $2.7 million for charge-offs not specifically reserved for, partially offset by a decrease of $5.8 million from loan recoveries, and

•	A provision for unfunded credit commitments of $3.4 million, driven primarily by growth in unfunded credit commitments of $0.4 billion.
Gross loan charge-offs were $19.7 million for the fourth quarter of 2018, of which $2.7 million was not specifically reserved for at September 30, 2018. Gross loan charge-offs included $15.9 million from our software/internet loan portfolio and $3.7 million from our life science/healthcare loan portfolio. Software/internet loan portfolio charge-offs consisted primarily of $5.0 million from one early-stage client and $6.1 million from one mid-stage client.

Nonaccrual loans were $94.1 million at December 31, 2018, compared to $115.2 million at September 30, 2018. Our nonaccrual loan balance decreased $21.1 million primarily as a result of $19.1 million in charge-offs and $18.1 million in repayments, partially offset by $16.1 million in new nonaccrual loans. Charge-offs of $11.1 million were attributable to two clients in our software/internet loan portfolio, as discussed above. New nonaccrual loans of $16.1 million were primarily from loans in our software/internet and life science/healthcare loan portfolios. Nonaccrual loans as a percentage of total gross loans decreased to 0.34 percent for the fourth quarter of 2018 compared to 0.42 percent for the third quarter of 2018.

The allowance for loan losses for nonaccrual loans decreased $12.1 million to $37.9 million in the fourth quarter of 2018. The decrease was due to $17.0 million of charge-offs and $7.5 million in repayments, offset by new nonaccrual loan reserves of $12.4 million.

Client Funds

Our total client funds consist of both on-balance sheet deposits and off-balance sheet client investment funds. Average total client funds were $134.1 billion for the fourth quarter of 2018, compared to $128.7 billion for the third quarter of 2018. Period-end total client funds were $135.3 billion at December 31, 2018, compared to $130.7 billion at September 30, 2018.

Average off-balance sheet client investment funds were $85.0 billion for the fourth quarter of 2018, compared to $79.6 billion for the third quarter of 2018. Average on-balance sheet deposits were $49.1 billion for both the fourth quarter of 2018 and the third quarter of 2018. Period-end off-balance sheet client investment funds were $86.0 billion at December 31, 2018, compared to $82.1 billion at September 30, 2018. Period-end on-balance sheet deposits were $49.3 billion at December 31, 2018, compared to $48.6 billion at September 30, 2018.

The increases in our average and period-end total client funds from the third quarter of 2018 to the fourth quarter of 2018 were reflective primarily of increased balances in our off-balance sheet client investment funds driven primarily by client fund growth across all portfolio segments, with our Life Science and Technology client portfolios as leading contributors, attributable primarily to an equity funding environment that has remained strong, robust activities in the initial public offering ("IPO") and secondary public offering markets as well as continued healthy new client acquisition.
While overall total client funds increased, average on-balance sheet deposits remained relatively flat driven by distribution activities from our China PES client portfolio as well as fund allocation off-balance sheet by our Growth and Corporate Finance client portfolios, partially offset by growth in deposits by our Technology and Life Science portfolio segments driven primarily by recent equity funding activities and new client acquisition. In addition, we saw a continued shift in the mix of our on-balance sheet deposits from noninterest-bearing demand deposits to interest-bearing deposits.

Short-term Borrowings

Period-end short-term borrowings decreased $2.0 billion, to $0.6 billion for the fourth quarter of 2018 compared to $2.6 billion for the third quarter of 2018, reflective of the repayment of $2.0 billion in outstanding borrowings during the fourth quarter of 2018.
Noninterest Income

Noninterest income was $186.7 million for the fourth quarter of 2018, compared to $210.1 million for the third quarter of 2018. Non-GAAP noninterest income, net of noncontrolling interests was $177.9 million for the fourth quarter of 2018, compared to $203.4 million for the third quarter of 2018. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")

The decrease of $23.4 million ($25.5 million net of noncontrolling interests) in noninterest income from the third quarter of 2018 to the fourth quarter of 2018 was attributable primarily to lower net gains on investment securities and equity warrant assets partially offset by higher non-GAAP core fee income. Items impacting noninterest income for the fourth quarter of 2018 were as follows:

Gains on investment securities of $10.7 million for the fourth quarter of 2018, compared to $32.2 million for the third quarter of 2018. Net of noncontrolling interests, non-GAAP net gains on investment securities were $1.8 million for the fourth quarter of 2018, compared to net gains of $25.6 million for the third quarter of 2018. Non-GAAP net gains, net of noncontrolling interests, of $1.8 million for the fourth quarter of 2018 were driven by the following:

◦
Gains of $7.4 million from our managed funds of funds portfolio, related primarily to unrealized valuation increases in private company investments, partially offset by unrealized losses in public company investments held by the funds in the portfolio, and

◦
Gains of $4.2 million from our managed direct venture funds portfolio, related primarily to net unrealized valuation increases in private company investments held by the funds in the portfolio, offset by

◦
Losses of $7.4 million from our public equity securities portfolio primarily attributable to $5.2 million in unrealized losses related to a decline in the stock price of one company that had an IPO during the third quarter of 2018, and

◦
Losses of $2.4 million from our strategic and other investments, comprised primarily of losses on the write-off of one direct equity investment partially offset by net unrealized valuation increases in our strategic venture capital funds.

The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended December 31, 2018 and September 30, 2018, respectively:

	Three months ended December 31, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains (losses) on investment securities, net	$12,466	$8,125	$(7,388)	$(740)	$641	$(2,375)	$10,729
Less: income attributable to noncontrolling interests, including carried interest allocation	5,034	3,931	—	—	—	—	8,965
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$7,432	$4,194	$(7,388)	$(740)	$641	$(2,375)	$1,764

	Three months ended September 30, 2018
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Public Equity Securities	Sales of AFS Debt Securities	Debt Funds	Strategic and Other Investments	Total
GAAP gains on investment securities, net	$12,949	$1,863	$4,372	$—	$1,473	$11,536	$32,193
Less: income attributable to noncontrolling interests, including carried interest allocation	5,914	727	—	—	—	—	6,641
Non-GAAP gains on investment securities, net of noncontrolling interests	$7,035	$1,136	$4,372	$—	$1,473	$11,536	$25,552

Net gains on equity warrant assets were $16.7 million for the fourth quarter of 2018, compared to $34.1 million for the third quarter of 2018. Net gains on equity warrant assets for the fourth quarter of 2018 were attributable primarily to $14.5 million of valuation increases in our private company warrant portfolio driven by healthy funding rounds and net gains from exercises of $5.1 million of equity warrant assets driven by M&A and IPO activity.

At December 31, 2018, we held warrants in 2,095 companies with a total fair value of $149.2 million. Warrants in 18 companies each had fair values greater than $1.0 million and collectively represented $46.9 million, or 31.4 percent, of the fair value of the total warrant portfolio at December 31, 2018.
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Equity warrant assets:
Gains on exercises, net	$5,102	$18,287	$9,206	$58,186	$48,275
Cancellations and expirations	(2,860)	(1,432)	(568)	(5,964)	(4,422)
Changes in fair value, net	14,507	17,286	3,485	36,920	10,702
Total net gains on equity warrant assets	$16,749	$34,141	$12,123	$89,142	$54,555
The gains (or losses) from investment securities from our nonmarketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including among other things, performance of the underlying portfolio companies, investor demand for IPOs, fluctuations in the underlying valuation of these companies, levels of M&A activity, and legal and contractual restrictions on our ability to sell the underlying securities.
Non-GAAP core fee income (foreign exchange fees, credit card fees, deposit service charges, lending related fees, client investment fees and letters of credit and standby letters of credit fees) increased $14.3 million to $146.0 million for the fourth quarter of 2018, compared to $131.7 million for the third quarter of 2018.
The following table provides a summary of our non-GAAP core fee income:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Non-GAAP core fee income:
Foreign exchange fees	$38,252	$32,656	$33,734	$138,812	$115,760
Credit card fees	25,333	24,121	20,444	94,072	76,543
Deposit service charges	20,016	19,588	15,669	76,097	58,715
Client investment fees	41,768	36,265	18,565	130,360	56,136
Lending related fees	11,011	10,675	10,391	41,949	43,265
Letters of credit and standby letters of credit fees	9,662	8,409	7,593	34,600	28,544
Total Non-GAAP core fee income	$146,042	$131,714	$106,396	$515,890	$378,963

We saw an increase in non-GAAP core fee income from the third quarter of 2018 to the fourth quarter of 2018 from all core fee areas with strong performance in foreign exchange fees and client investment fees. The increase in foreign exchange fees of $5.6 million was primarily driven by the increase in the weighted average spread attributable to increases in volatility in the currency market during the fourth quarter of 2018. Client investment fees increased $5.5 million driven by higher fees from our off-balance sheet client investment fund products due to increases in client investment fund balances as well as higher market rates.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP core fee income are provided under the section “Use of Non-GAAP Financial Measures.”

Noninterest Expense

Noninterest expense was $307.6 million for the fourth quarter of 2018, compared to $309.4 million for the third quarter of 2018. The decrease of $1.8 million in noninterest expense consisted primarily of a decrease in our total compensation and benefits expense offset by increased professional services expenses in the fourth quarter of 2018 compared to the third quarter of 2018.

The following table provides a summary of our compensation and benefits expense:

	Three months ended			Year ended
(Dollars in thousands, except employees)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Compensation and benefits:
Salaries and wages	$90,139	$84,962	$69,461	$324,971	$277,148
Incentive compensation plans	50,478	55,531	40,048	200,871	144,626
Employee stock ownership plan ("ESOP")	1,438	1,844	987	6,435	4,720
Other employee incentives and benefits (1)	41,727	53,100	46,494	194,703	179,908
Total compensation and benefits	$183,782	$195,437	$156,990	$726,980	$606,402
Period-end full-time equivalent employees	2,900	2,836	2,438	2,900	2,438
Average full-time equivalent employees	2,873	2,778	2,433	2,685	2,396

(1)
Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant incentive and retention plans, agency fees and other employee-related expenses.

The $11.7 million decrease in total compensation and benefits expense consists primarily of the following:

•
An increase of $5.2 million in salaries and wages reflective primarily of an increase in the number of average full-time equivalent employees ("FTE") by 95 to 2,873 FTEs for the fourth quarter of 2018,

•	A decrease of $5.1 million in incentive compensation expense reflective primarily of the change in number of period-end, bonus-eligible FTE, and

•
A decrease of $11.4 million in other employee incentives and benefits due primarily from a $5.9 million decrease in our deferred compensation plan related to the decline in market valuations in the underlying investment securities in the plan and a $4.1 million decrease in warrant incentive plan expense due to lower warrant gains on equity warrant assets in the fourth quarter of 2018 compared to the third quarter of 2018.

The $10.2 million increase in professional services expense is reflective primarily of increased legal and consulting fees of $8.2 million associated with the acquisition of SVB Leerink.
Overall noninterest expense for the fourth quarter, and full year, 2018 included $8.5 million and $9.1 million, respectively, associated with the acquisition of SVB Leerink and consisted primarily of legal and consulting fees included in our professional services expense.
Income Tax Expense
Our effective tax rate was 28.3 percent for the fourth quarter of 2018, compared to 25.8 percent for the third quarter of 2018. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. Our effective tax rate for the full year 2018 was 26.5 percent compared to 42.0 percent for the full year 2017.
The increase in our effective tax rate for the fourth quarter of 2018 is due primarily to the recognition of tax benefits of $4.6 million in the third quarter of 2018 related primarily to Federal return-to-provision adjustments as well as a $2.7 million decrease in excess tax benefits from share-based compensation in the fourth quarter of 2018, resulting from a decrease in stock option exercises.
The decrease in our effective tax rate for the full year 2018 is primarily due to the lower Federal tax rate related to the Tax Cuts and Jobs Act (the "TCJ Act"), effective January 1, 2018.

Noncontrolling Interests

Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net interest income (1)	$(1)	$(10)	$(7)	$(30)	$(33)
Noninterest income (1)	(2,215)	(2,749)	(6,730)	(22,342)	(25,789)
Noninterest expense (1)	173	154	296	522	813
Carried interest allocation (2)	(6,624)	(3,943)	(1,013)	(15,658)	(3,663)
Net income attributable to noncontrolling interests	$(8,667)	$(6,548)	$(7,454)	$(37,508)	$(28,672)

(1)	Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.

(2)	Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests was $8.7 million for the fourth quarter of 2018, compared to $6.5 million for the third quarter of 2018. Net income attributable to noncontrolling interests of $8.7 million for the fourth quarter of 2018 was primarily a result of net gains on investment securities (including carried interest allocation) from our managed funds of funds portfolio, related primarily to net unrealized valuation increases for private company investments held by the funds in the portfolio.
SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $0.2 billion to $5.1 billion at December 31, 2018, compared to $4.9 billion at September 30, 2018, due to net income of $266.3 million and a decrease in accumulated other comprehensive loss of $54.3 million reflective primarily of an increase in the fair value of our AFS securities portfolio driven by decreases in period-end market interest rates. The increases were partially offset by a $147.1 million decrease in SVBFG stockholders' equity related to the repurchases of our outstanding common stock. Refer to the "Stock Repurchase Program" section below for further details.

Stock Repurchase Program
On November 13, 2018, SVB Financial Group ("the Company") announced a new program to repurchase up to $500 million of our outstanding common stock. As of December 31, 2018, we repurchased and retired 715,207 shares of our common stock totaling $147.1 million in connection with the repurchase program. The new share repurchase program does not obligate the Company to acquire any specific number of shares. Under this program, shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, availability of funds, and other relevant considerations, as determined by the Company. This program expires on November 15, 2019. Please refer to our Press Release, dated November 13, 2018, as filed with our Form 8-K, for further details regarding the Company's common stock repurchase program.

Capital Ratios

Our regulatory risk-based capital ratios increased as of December 31, 2018, compared to the same ratios as of September 30, 2018, primarily as a result of a proportionally higher increase in capital for the fourth quarter of 2018 relative to the increase in our risk-weighted assets for the fourth quarter of 2018. The increase in capital was reflective primarily by the increase in retained earnings from net income, partially offset by the repurchase of our common stock, as well as a decrease in our accumulated other comprehensive loss reflective of the increase in the valuation of our AFS securities at December 31, 2018. The increase in risk-weighted assets was due primarily to our robust loan growth in the fourth quarter of 2018.
The tier 1 leverage ratios of both SVB Financial Group and Silicon Valley Bank (the "Bank") increased as of December 31, 2018, compared to September 30, 2018, due to proportionally higher capital from net income to average assets growth during the fourth quarter of 2018.

Overall, increases to the Bank's risk-based capital and tier 1 leverage ratios were partially offset by a $45.0 million cash dividend paid by the Bank to our bank holding company, SVB Financial Group, during the fourth quarter of 2018.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations. See the "SVB Financial and Bank Capital Ratios" section, at the end of this release, for details.

Outlook for the Year Ending December 31, 2019

Our outlook for the year ending December 31, 2019 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. Also, as a result of our acquisition of SVB Leerink, we have included guidance for Core Fee Income and Noninterest Expense inclusive of SVB Leerink's expected full year results as part of the Company. The acquisition will be accounted for as a business combination and accordingly, we will begin consolidating SVB Leerink's financial results in our consolidated financial statements in the first quarter of 2019.

The outlook and the underlying assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, which are discussed below under the section “Forward-Looking Statements.”

For the full year ending December 31, 2019, compared to our full year 2018 results, we currently expect the following outlook: (Note that the outlook below includes: (i) the expected impact of the March 22, 2018, June 13, 2018, September 26, 2018 and December 19, 2018, increases of the target Federal Funds rate by the Federal Reserve of 25 basis points each as well as the increases in the 1- and 3- month LIBOR rates through December 31, 2018, and no assumptions about any further Federal Funds or LIBOR rate changes during 2019, and (ii) management updates to the preliminary 2019 outlook for selected items we previously disclosed on October 25, 2018.)

Current full year 2019 outlook compared to 2018 results (as of January 24, 2019)
Average loan balances	Increase at a percentage rate in the mid-teens
Average deposit balances	Increase at a percentage rate in the high single digits
Net interest income (1)	Increase at a percentage rate in the high teens
Net interest margin (1)	Between 3.80% and 3.90%
Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Comparable to 2018 levels
Net loan charge-offs	Between 0.20% and 0.40% of average total gross loans
Nonperforming loans as a percentage of total gross loans	Between 0.30% and 0.50% of total gross loans
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) (2)	Increase at a percentage rate in the high teens
Noninterest expense (excluding expenses related to noncontrolling interests) (3) (4)	Increase at a percentage rate in the mid-teens
Effective tax rate (5)	Between 26.0% and 28.0%
Current full year 2019 outlook compared to 2018 results, including expected results of SVB Leerink reflective of the completed acquisition on January 4, 2019.
Core fee income (foreign exchange fees, deposit service charges, credit card fees, lending related fees, client investment fees and letters of credit fees) plus investment banking revenue (2) (6)	Increase at a percentage rate in the high sixties
Noninterest expense (excluding expenses related to noncontrolling interests) including investment banking expenses (3) (4) (6)	Increase at a percentage rate in the mid-thirties

(1)
Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.

(2)
Core fee income is a non-GAAP measure, which represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income to GAAP noninterest income for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(3)
Noninterest expense (excluding expenses related to noncontrolling interests) is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense (excluding expenses related to noncontrolling interests) to GAAP noninterest expense for fiscal 2019 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.

(4)
Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.

(5)
Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, the Company's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity.

(6)	Investment banking revenue and expenses consist of revenue generated and expenses incurred associated with the investment banking activities of SVB Leerink.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Outlook for the Year Ending December 31, 2019”, we make forward-looking statements discussing management’s expectations for 2019 about, among other things, economic conditions; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including potential investment gains; loan growth, loan mix and loan yields; expense levels; our expected effective tax rate; and financial results (and the components of such results), including the performance results of SVB Leerink.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:

•
market and economic conditions (including the general condition of the capital and equity markets, and IPO, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);

•	changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;

•	the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;

•	changes in the levels of our loans, deposits and client investment fund balances;

•	changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;

•	variations from our expectations as to factors impacting our cost structure;

•
changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;

•	variations from our expectations as to factors impacting the timing and level of employee share-based transactions;

•	variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;

•	changes in applicable accounting standards and tax laws; and

•	regulatory or legal changes or their impact on us.

For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call
On Thursday, January 24, 2019, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended December 31, 2018. The conference call can be accessed by dialing (888) 771-4371 or (847) 585-4405, and entering the confirmation number "48102493".  A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 5:30 p.m. (Pacific Time) on Thursday, January 24, 2019, through 11:59 p.m. (Pacific Time) on Saturday, February 23, 2019, and may be accessed by dialing (888) 843-7419 or (630) 652-3042 and entering the passcode "48102493#". A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on January 24, 2019.

About SVB Financial Group

For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital, and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.

SVB Financial Group is the holding company for all business units and groups © 2019 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income:
Loans	$378,756	$352,353	$279,805	$1,358,480	$1,025,788
Investment securities:
Taxable	137,903	142,075	117,365	541,605	412,133
Non-taxable	11,110	10,748	3,011	34,616	5,714
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	15,128	8,137	4,835	35,208	21,505
Total interest income	542,897	513,313	405,016	1,969,909	1,465,140
Interest expense:
Deposits	10,897	8,042	2,458	29,306	8,676
Borrowings	17,540	12,049	8,852	46,615	36,095
Total interest expense	28,437	20,091	11,310	75,921	44,771
Net interest income	514,460	493,222	393,706	1,893,988	1,420,369
Provision for credit losses	13,644	17,174	22,242	87,870	92,304
Net interest income after provision for credit losses	500,816	476,048	371,464	1,806,118	1,328,065
Noninterest income:
Gains on investment securities, net	10,729	32,193	15,765	88,094	64,603
Gains on equity warrant assets, net	16,749	34,141	12,123	89,142	54,555
Foreign exchange fees	38,252	32,656	33,734	138,812	115,760
Credit card fees	25,333	24,121	20,444	94,072	76,543
Deposit service charges	20,016	19,588	15,669	76,097	58,715
Client investment fees	41,768	36,265	18,565	130,360	56,136
Lending related fees	11,011	10,675	10,391	41,949	43,265
Letters of credit and standby letters of credit fees	9,662	8,409	7,593	34,600	28,544
Other	13,187	12,022	17,982	51,858	59,110
Total noninterest income	186,707	210,070	152,266	744,984	557,231
Noninterest expense:
Compensation and benefits	183,782	195,437	156,990	726,980	606,402
Professional services	46,755	36,542	35,604	158,835	121,935
Premises and equipment	20,342	19,858	18,000	77,918	71,753
Net occupancy	14,155	13,694	12,960	54,753	48,397
Business development and travel	12,182	12,712	11,065	48,180	41,978
FDIC and state assessments	4,970	9,550	8,715	34,276	35,069
Correspondent bank fees	3,513	3,513	3,206	13,713	12,976
Other	21,893	18,139	17,475	73,538	72,145
Total noninterest expense	307,592	309,445	264,015	1,188,193	1,010,655
Income before income tax expense	379,931	376,673	259,715	1,362,909	874,641
Income tax expense	105,000	95,308	135,051	351,561	355,463
Net income before noncontrolling interests	274,931	281,365	124,664	1,011,348	519,178
Net income attributable to noncontrolling interests	(8,667)	(6,548)	(7,454)	(37,508)	(28,672)
Net income available to common stockholders	$266,264	$274,817	$117,210	$973,840	$490,506
Earnings per common share—basic	$5.01	$5.16	$2.22	$18.35	$9.33
Earnings per common share—diluted	4.96	5.10	2.19	18.11	9.20
Weighted average common shares outstanding—basic	53,125,046	53,235,090	52,761,821	53,077,952	52,588,266
Weighted average common shares outstanding—diluted	53,684,512	53,918,973	53,501,851	53,771,457	53,305,899

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2018	September 30, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$3,571,539	$3,819,141	$2,923,075
Available-for-sale securities, at fair value (cost $7,862,311, $9,236,301, and $11,131,008, respectively)	7,790,043	9,087,609	11,120,664
Held-to-maturity securities, at cost (fair value $15,188,236, $15,372,238, and $12,548,280, respectively)	15,487,442	15,899,726	12,663,455
Non-marketable and other equity securities (1)	941,104	896,249	651,053
Investment securities	24,218,589	25,883,584	24,435,172
Loans, net of unearned income	28,338,280	27,494,915	23,106,316
Allowance for loan losses	(280,903)	(285,713)	(255,024)
Net loans	28,057,377	27,209,202	22,851,292
Premises and equipment, net of accumulated depreciation and amortization	129,213	121,890	128,682
Accrued interest receivable and other assets	951,261	1,105,917	876,246
Total assets	$56,927,979	$58,139,734	$51,214,467
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$39,103,422	$40,473,774	$36,655,497
Interest-bearing deposits	10,225,478	8,122,337	7,598,578
Total deposits	49,328,900	48,596,111	44,254,075
Short-term borrowings	631,412	2,631,252	1,033,730
Other liabilities	1,006,359	1,146,109	911,755
Long-term debt	696,465	696,217	695,492
Total liabilities	51,663,136	53,069,689	46,895,052
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,586,498 shares, 53,250,255 shares, and 52,835,188 shares outstanding, respectively	53	53	53
Additional paid-in capital	1,378,438	1,360,030	1,314,377
Retained earnings (1)	3,791,838	3,672,696	2,866,837
Accumulated other comprehensive loss	(54,120)	(108,410)	(1,472)
Total SVBFG stockholders’ equity	5,116,209	4,924,369	4,179,795
Noncontrolling interests	148,634	145,676	139,620
Total equity	5,264,843	5,070,045	4,319,415
Total liabilities and total equity	$56,927,979	$58,139,734	$51,214,467

(1)
Effective January 1, 2018, we adopted Accounting Standard update ("ASU") 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, resulting in the reclassification of public equity securities out of our AFS securities portfolio into our non-marketable and other equity securities portfolio. In addition, upon adoption of this guidance, equity investments carried at cost in our non-marketable and other equity securities portfolio were remeasured, and are carried, at fair value. This guidance was adopted using the modified retrospective method with a cumulative adjustment to opening retained earnings. As such, prior period amounts have not been restated.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	December 31, 2018			September 30, 2018			December 31, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$3,666,985	$15,128	1.64%	$2,548,271	$8,137	1.27%	$2,736,581	$4,835	0.70%
Investment securities: (2)
Available-for-sale securities:
Taxable	8,793,665	43,854	1.98	9,589,917	46,684	1.93	12,081,001	52,620	1.73
Held-to-maturity securities:
Taxable	14,114,704	94,049	2.64	14,385,027	95,391	2.63	11,186,642	64,745	2.30
Non-taxable (3)	1,576,415	14,062	3.54	1,531,663	13,606	3.52	516,343	4,632	3.56
Total loans, net of unearned income (4) (5)	27,476,960	378,756	5.47	26,331,377	352,353	5.31	22,444,057	279,805	4.95
Total interest-earning assets	55,628,729	545,849	3.89	54,386,255	516,171	3.77	48,964,624	406,637	3.29
Cash and due from banks	434,140			553,132			415,669
Allowance for loan losses	(289,573)			(296,177)			(257,121)
Other assets (6)	1,819,019			1,821,827			1,676,181
Total assets	$57,592,315			$56,465,037			$50,799,353
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$598,077	$125	0.08%	$572,242	$116	0.08%	$473,392	$92	0.08%
Money market deposits	7,121,750	10,054	0.56	6,704,337	7,782	0.46	5,977,512	2,227	0.15
Money market deposits in foreign offices	148,222	16	0.04	218,734	22	0.04	265,304	25	0.04
Time deposits	71,498	39	0.22	74,597	35	0.19	42,774	10	0.09
Sweep deposits in foreign offices	1,040,761	663	0.25	896,558	87	0.04	1,052,387	104	0.04
Total interest-bearing deposits	8,980,308	10,897	0.48	8,466,468	8,042	0.38	7,811,369	2,458	0.12
Short-term borrowings	1,579,983	9,527	2.39	745,156	4,039	2.15	75,160	248	1.31
3.50% Senior Notes	347,583	3,147	3.59	347,499	3,147	3.59	347,250	3,145	3.59
5.375% Senior Notes	348,719	4,866	5.54	348,557	4,863	5.54	348,088	4,857	5.54
Junior Subordinated Debentures	—	—	—	—	—	—	47,849	602	4.99
Total interest-bearing liabilities	11,256,593	28,437	1.00	9,907,680	20,091	0.80	8,629,716	11,310	0.52
Portion of noninterest-bearing funding sources	44,372,136			44,478,575			40,334,908
Total funding sources	55,628,729	28,437	0.20	54,386,255	20,091	0.15	48,964,624	11,310	0.09
Noninterest-bearing funding sources:
Demand deposits	40,106,861			40,625,772			36,962,029
Other liabilities	955,635			932,544			878,749
SVBFG stockholders’ equity	5,127,271			4,854,440			4,191,461
Noncontrolling interests	145,955			144,601			137,398
Portion used to fund interest-earning assets	(44,372,136)			(44,478,575)			(40,334,908)
Total liabilities and total equity	$57,592,315			$56,465,037			$50,799,353
Net interest income and margin		$517,412	3.69%		$496,080	3.62%		$395,327	3.20%
Total deposits	$49,087,169			$49,092,240			$44,773,398
Average SVBFG stockholders’ equity as a percentage of average assets			8.90%			8.60%			8.25%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(2,952)			(2,858)			(1,621)
Net interest income, as reported		$514,460			$493,222			$393,706

(1)
Includes average interest-earning deposits in other financial institutions of $0.6 billion, $0.7 billion and $1.2 billion; and $2.3 billion, $1.4 billion and $1.4 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for December 31, 2018 and September 30, 2018, and 35.0 percent for the 2017 period presented.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $35.8 million, $33.1 million and $34.6 million for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

(6)
Average investment securities of $770 million, $761 million and $709 million for the quarters ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Year ended
	December 31, 2018			December 31, 2017
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,820,883	$35,208	1.25%	$3,109,840	$21,505	0.69%
Investment securities: (2)
Available-for-sale securities:
Taxable	9,789,211	185,120	1.89	12,424,137	199,423	1.61
Held-to-maturity securities:
Taxable	13,727,745	356,485	2.60	9,732,869	212,710	2.19
Non-taxable (3)	1,270,101	43,817	3.45	251,741	8,790	3.49
Total loans, net of unearned income (4) (5)	25,630,520	1,358,480	5.30	21,159,394	1,025,788	4.85
Total interest-earning assets	53,238,460	1,979,110	3.71	46,677,981	1,468,216	3.15
Cash and due from banks	480,900			374,811
Allowance for loan losses	(282,489)			(247,004)
Other assets (6)	1,792,189			1,574,484
Total assets	$55,229,060			$48,380,272
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$583,295	$463	0.08%	$433,966	$334	0.08%
Money market deposits	6,609,873	27,713	0.42	5,743,083	7,771	0.14
Money market deposits in foreign offices	192,128	76	0.04	203,775	84	0.04
Time deposits	62,570	111	0.18	48,818	59	0.12
Sweep deposits in foreign offices	994,360	943	0.09	1,080,306	428	0.04
Total interest-bearing deposits	8,442,226	29,306	0.35	7,509,948	8,676	0.12
Short-term borrowings	643,886	14,579	2.26	48,505	543	1.12
3.50% Senior Notes	347,458	12,586	3.62	347,128	12,574	3.62
5.375% Senior Notes	348,480	19,450	5.58	347,862	19,415	5.58
Junior Subordinated Debentures	—	—	—	52,775	3,096	5.87
6.05% Subordinated Notes	—	—	—	19,178	467	2.44
Total interest-bearing liabilities	9,782,050	75,921	0.78	8,325,396	44,771	0.54
Portion of noninterest-bearing funding sources	43,456,410			38,352,585
Total funding sources	53,238,460	75,921	0.14	46,677,981	44,771	0.10
Noninterest-bearing funding sources:
Demand deposits	39,633,118			35,235,200
Other liabilities	937,199			721,432
SVBFG stockholders’ equity	4,734,417			3,961,405
Noncontrolling interests	142,276			136,839
Portion used to fund interest-earning assets	(43,456,410)			(38,352,585)
Total liabilities and total equity	$55,229,060			$48,380,272
Net interest income and margin		$1,903,189	3.57%		$1,423,445	3.05%
Total deposits	$48,075,344			$42,745,148
Average SVBFG stockholders’ equity as a percentage of average assets			8.57%			8.19%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(9,201)			(3,076)
Net interest income, as reported		$1,893,988			$1,420,369

(1)
Includes average interest-earning deposits in other financial institutions of $0.8 billion and $1.1 billion for the years ended December 31, 2018 and 2017, respectively. The balance also includes $1.6 billion and $1.9 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate for the years ended December 31, 2018 and 2017, respectively.

(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.

(3)
Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent and 35.0 percent for the years ended December 31, 2018 and 2017, respectively.

(4)	Nonaccrual loans are reflected in the average balances of loans.

(5)	Interest income includes loan fees of $136.6 million and $128.1 million for the years ended December 31, 2018 and 2017, respectively.

(6)
Average investment securities of $773 million and $683 million for the years ended December 31, 2018 and 2017, respectively, were classified as other assets as they are noninterest-earning assets. These investments consisted primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Year ended
(Shares in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Weighted average common shares outstanding—basic	53,125	53,235	52,762	53,078	52,588
Effect of dilutive securities:
Stock options and employee stock purchase plan	302	383	388	377	385
Restricted stock units	258	301	352	317	333
Total effect of dilutive securities	560	684	740	694	718
Weighted average common shares outstanding—diluted	53,685	53,919	53,502	53,772	53,306
SVB Financial and Bank Capital Ratios

	December 31, 2018	September 30, 2018	December 31, 2017
SVB Financial:
CET 1 risk-based capital ratio	13.41%	13.28%	12.78%
Tier 1 risk-based capital ratio	13.58	13.45	12.97
Total risk-based capital ratio	14.45	14.34	13.96
Tier 1 leverage ratio	9.06	8.99	8.34
Tangible common equity to tangible assets ratio (1)	8.99	8.47	8.16
Tangible common equity to risk-weighted assets ratio (1)	13.28	13.00	12.77
Silicon Valley Bank:
CET 1 risk-based capital ratio	12.41%	11.98%	12.06%
Tier 1 risk-based capital ratio	12.41	11.98	12.06
Total risk-based capital ratio	13.32	12.91	13.04
Tier 1 leverage ratio	8.10	7.82	7.56
Tangible common equity to tangible assets ratio (1)	8.13	7.44	7.47
Tangible common equity to risk-weighted assets ratio (1)	12.28	11.70	11.98

(1)	These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”

Loan Concentrations

(Dollars in thousands, except ratios and client data)	December 31, 2018	September 30, 2018	December 31, 2017
Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million
Commercial loans:
Software/internet	$2,255,601	$2,337,757	$2,153,855
Hardware	604,954	671,773	550,082
Private equity/venture capital	10,147,715	9,528,896	6,838,977
Life science/healthcare	1,065,060	932,958	518,851
Premium wine (1)	74,236	88,019	41,687
Other	70,903	55,986	102,521
Total commercial loans	14,218,469	13,615,389	10,205,973
Real estate secured loans:
Premium wine (1)	106,132	106,136	112,215
Consumer (2)	—	—	—
Other	—	—	20,333
Total real estate secured loans	106,132	106,136	132,548
Construction loans	—	—	22,901
Consumer loans (2)	165,519	207,016	115,016
Total loans individually equal to or greater than $20 million	$14,490,120	$13,928,541	$10,476,438
Loans (individually or in the aggregate) to any single client, less than $20 million
Commercial loans:
Software/internet	$3,954,377	$3,979,558	$4,078,870
Hardware	640,846	646,712	650,818
Private equity/venture capital	3,970,417	3,840,139	3,122,144
Life science/healthcare	1,396,016	1,444,512	1,349,109
Premium wine	175,081	139,480	162,570
Other	275,843	221,949	276,910
Total commercial loans	10,412,580	10,272,350	9,640,421
Real estate secured loans:
Premium wine	605,105	580,631	557,897
Consumer	2,609,645	2,553,651	2,297,857
Other	40,627	41,076	21,897
Total real estate secured loans	3,255,377	3,175,358	2,877,651
Construction loans	98,034	81,903	46,207
Consumer loans	255,201	210,677	213,436
Total loans individually less than $20 million	$14,021,192	$13,740,288	$12,777,715
Total gross loans	$28,511,312	$27,668,829	$23,254,153
Loans individually equal to or greater than $20 million as a percentage of total gross loans	50.8%	50.3%	45.1%
Total clients with loans individually equal to or greater than $20 million	361	347	277
Loans individually equal to or greater than $20 million on nonaccrual status	$27,455	$27,872	$52,109

(1)	Premium wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.

(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

(Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	December 31, 2017
Gross nonaccrual, past due, and restructured loans:
Nonaccrual loans	$94,142	$115,162	$119,259
Loans past due 90 days or more still accruing interest	1,964	163	191
Total nonperforming loans	96,106	115,325	119,450
OREO and other foreclosed assets	—	—	—
Total nonperforming assets	$96,106	$115,325	$119,450
Nonperforming loans as a percentage of total gross loans	0.34%	0.42%	0.51%
Nonperforming assets as a percentage of total assets	0.17	0.20	0.23
Allowance for loan losses	$280,903	$285,713	$255,024
As a percentage of total gross loans	0.99%	1.03%	1.10%
As a percentage of total gross nonperforming loans	292.28	247.75	213.50
Allowance for loan losses for nonaccrual loans	$37,941	$49,992	$41,793
As a percentage of total gross loans	0.13%	0.18%	0.18%
As a percentage of total gross nonperforming loans	39.48	43.35	34.99
Allowance for loan losses for total gross performing loans	$242,962	$235,721	$213,231
As a percentage of total gross loans	0.85%	0.85%	0.92%
As a percentage of total gross performing loans	0.86	0.86	0.92
Total gross loans	$28,511,312	$27,668,829	$23,254,153
Total gross performing loans	28,415,206	27,553,504	23,134,703
Allowance for unfunded credit commitments (1)	55,183	51,808	51,770
As a percentage of total unfunded credit commitments	0.29%	0.28%	0.30%
Total unfunded credit commitments (2)	$18,913,021	$18,539,514	$17,462,537

(1)	The “allowance for unfunded credit commitments” is included as a component of “other liabilities.”

(2)	Includes unfunded loan commitments and letters of credit.

Average Off-Balance Sheet Client Investment Funds(1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Sweep money market funds	$38,075	$34,556	$22,524	$32,232	$19,718
Client investment assets under management (2)	38,334	36,541	28,076	34,754	25,417
Repurchase agreements	8,630	8,464	6,989	8,086	6,390
Total average client investment funds	$85,039	$79,561	$57,589	$75,072	$51,525

Period-end Off-Balance Sheet Client Investment Funds(1)

	Period-end balances at
(Dollars in millions)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Sweep money market funds	$38,348	$36,067	$31,859	$29,421	$23,911
Client investment assets under management (2)	39,214	37,649	35,509	31,423	29,344
Repurchase agreements	8,422	8,369	8,406	6,895	7,074
Total period-end client investment funds	$85,984	$82,085	$75,774	$67,739	$60,329

(1)	Off-Balance sheet client investment funds are maintained at third-party financial institutions.

(2)	These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities and equity warrant assets, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:

•
Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•
Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

•
Non-GAAP operating efficiency ratio — This ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total revenue, after adjusting both amounts by income (losses) and expense attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis.

•
Non-GAAP core operating efficiency ratio — This ratio excludes certain financial items where performance is typically subject to market or other conditions beyond our control. It is calculated by dividing noninterest expense by total revenue, after adjusting for gains or losses on investment securities and equity warrant assets.

•
Non-GAAP core fee income — This measure represents noninterest income, but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include gains or losses on investment securities, equity warrant assets and other noninterest income items.

	Three months ended					Year ended
Non-GAAP noninterest income, net of noncontrolling interests (Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP noninterest income	$186,707	$210,070	$192,689	$155,518	$152,266	$744,984	$557,231
Less: income attributable to noncontrolling interests, including carried interest allocation	8,839	6,692	9,445	13,024	7,743	38,000	29,452
Non-GAAP noninterest income, net of noncontrolling interests	$177,868	$203,378	$183,244	$142,494	$144,523	$706,984	$527,779

	Three months ended					Year ended
Non-GAAP core fee income (Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP noninterest income	$186,707	$210,070	$192,689	$155,518	$152,266	$744,984	$557,231
Less: gains on investment securities, net	10,729	32,193	36,114	9,058	15,765	88,094	64,603
Less: net gains on equity warrant assets	16,749	34,141	19,061	19,191	12,123	89,142	54,555
Less: other noninterest income	13,187	12,022	14,390	12,259	17,982	51,858	59,110
Non-GAAP core fee income	$146,042	$131,714	$123,124	$115,010	$106,396	$515,890	$378,963

	Three months ended					Year ended
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP net gains on investment securities	$10,729	$32,193	$36,114	$9,058	$15,765	$88,094	$64,603
Less: income attributable to noncontrolling interests, including carried interest allocation	8,965	6,641	9,672	12,905	7,764	38,183	29,187
Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests	$1,764	$25,552	$26,442	$(3,847)	$8,001	$49,911	$35,416

	Three months ended					Year ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP noninterest expense	$307,592	$309,445	$305,739	$265,417	$264,015	$1,188,193	$1,010,655
Less: expense attributable to noncontrolling interests	173	154	227	(32)	296	522	813
Non-GAAP noninterest expense, net of noncontrolling interests	$307,419	$309,291	$305,512	$265,449	$263,719	$1,187,671	$1,009,842

GAAP net interest income	$514,460	$493,222	$466,443	$419,863	$393,706	$1,893,988	$1,420,369
Adjustments for taxable equivalent basis	2,952	2,858	2,037	1,354	1,621	9,201	3,076
Non-GAAP taxable equivalent net interest income	$517,412	$496,080	$468,480	$421,217	$395,327	$1,903,189	$1,423,445
Less: net interest income attributable to noncontrolling interests	1	10	10	9	7	30	33
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	$517,411	$496,070	$468,470	$421,208	$395,320	$1,903,159	$1,423,412

GAAP noninterest income	$186,707	$210,070	$192,689	$155,518	$152,266	$744,984	$557,231
Less: income attributable to noncontrolling interests	8,839	6,692	9,445	13,024	7,743	38,000	29,452
Non-GAAP noninterest income, net of noncontrolling interests	$177,868	$203,378	$183,244	$142,494	$144,523	$706,984	$527,779

GAAP total revenue	$701,167	$703,292	$659,132	$575,381	$545,972	$2,638,972	$1,977,600
Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$695,279	$699,448	$651,714	$563,702	$539,843	$2,610,143	$1,951,191

GAAP operating efficiency ratio	43.87%	44.00%	46.39%	46.13%	48.36%	45.02%	51.11%
Non-GAAP operating efficiency ratio, net of noncontrolling interests	44.22	44.22	46.88	47.09	48.85	45.50	51.76

	Three months ended					Year ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP noninterest expense	$307,592	$309,445	$305,739	$265,417	$264,015	$1,188,193	$1,010,655
GAAP net interest income	$514,460	$493,222	$466,443	$419,863	$393,706	$1,893,988	$1,420,369

GAAP noninterest income	$186,707	$210,070	$192,689	$155,518	$152,266	$744,984	$557,231
Less: gains on investment securities, net	10,729	32,193	36,114	9,058	15,765	88,094	64,603
Less: net gains on equity warrant assets	16,749	34,141	19,061	19,191	12,123	89,142	54,555
Non-GAAP noninterest income, net of gains on investment securities and equity warrant assets	$159,229	$143,736	$137,514	$127,269	$124,378	$567,748	$438,073

GAAP total revenue	$701,167	$703,292	$659,132	$575,381	$545,972	$2,638,972	$1,977,600
Non-GAAP total revenue, net of gains on investment securities and equity warrant assets	$673,689	$636,958	$603,957	$547,132	$518,084	$2,461,736	$1,858,442

GAAP operating efficiency ratio	43.87%	44.00%	46.39%	46.13%	48.36%	45.02%	51.11%
Non-GAAP, core operating efficiency ratio	45.66	48.58	50.62	48.51	50.96	48.27	54.38

Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
GAAP non-marketable and other equity securities	$941,104	$896,249	$852,505	$824,936	$651,053
Less: amounts attributable to noncontrolling interests	134,962	130,995	130,216	125,568	120,409
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$806,142	$765,254	$722,289	$699,368	$530,644

SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
GAAP SVBFG stockholders’ equity (tangible common equity)	$5,116,209	$4,924,369	$4,657,653	$4,415,446	$4,179,795
GAAP total assets (tangible assets)	$56,927,979	$58,139,734	$55,867,745	$53,500,787	$51,214,467
Risk-weighted assets	$38,527,853	$37,889,139	$36,727,118	$34,903,720	$32,736,959
Tangible common equity to tangible assets	8.99%	8.47%	8.34%	8.25%	8.16%
Tangible common equity to risk-weighted assets	13.28	13.00	12.68	12.65	12.77

Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Tangible common equity	$4,554,814	$4,260,685	$4,068,918	$3,900,094	$3,762,542
Tangible assets	$56,047,134	$57,245,029	$55,035,371	$52,622,450	$50,383,774
Risk-weighted assets	$37,104,080	$36,424,091	$35,326,564	$33,396,675	$31,403,489
Tangible common equity to tangible assets	8.13%	7.44%	7.39%	7.41%	7.47%
Tangible common equity to risk-weighted assets	12.28	11.70	11.52	11.68	11.98